UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                            Marvel Enterprises, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   57383M-10-8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                John N. Turitzin
                      Paul, Hastings, Janofsky & Walker LLP
                            1055 Washington Boulevard
                               Stamford, CT 06901
                                 (203) 961-7436
--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                 March 11, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.
Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

-----------------------                                  -----------------------
CUSIP No. 57383M-10-8             SCHEDULE 13D                Page 2 of 13 Pages
-----------------------                                  -----------------------



-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Zib Inc.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) /X/
                                                                  (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*
                             OO

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) or 2(e)
                                                                          / /
-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING
PERSON WITH                     7    SOLE VOTING POWER
                                     None
                                -----------------------------------------------
                                8    SHARED VOTING POWER
                                     39,399,081   (See Item 5)
                                -----------------------------------------------
                                9    SOLE DISPOSITIVE POWER
                                     9,256,000
                                -----------------------------------------------
                                10   SHARED DISPOSITIVE POWER
                                     None
-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   39,399,081   (See Item 5)
-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  69.8%
-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
                  CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  -----------------------
CUSIP No. 57383M-10-8             SCHEDULE 13D                Page 3 of 13 Pages
-----------------------                                  -----------------------



-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Isaac Perlmutter T.A.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) /X/
                                                                  (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*
                             OO

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) or 2(e)
                                                                          / /
-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Florida
-------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING
PERSON WITH                     7    SOLE VOTING POWER
                                     None
                                -----------------------------------------------
                                8    SHARED VOTING POWER
                                     39,399,081   (See Item 5)
                                -----------------------------------------------
                                9    SOLE DISPOSITIVE POWER
                                     9,703,578
                                -----------------------------------------------
                                10   SHARED DISPOSITIVE POWER
                                     None
-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   39,399,081   (See Item 5)
-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  69.8%
-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
                  CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  -----------------------
CUSIP No. 57383M-10-8             SCHEDULE 13D                Page 4 of 13 Pages
-----------------------                                  -----------------------



-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Object Trading Corp.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) /X/
                                                                  (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*
                             OO

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) or 2(e)
                                                                          / /
-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING
PERSON WITH                     7    SOLE VOTING POWER
                                     None
                                -----------------------------------------------
                                8    SHARED VOTING POWER
                                     39,399,081   (See Item 5)
                                -----------------------------------------------
                                9    SOLE DISPOSITIVE POWER
                                     4,821,979
                                -----------------------------------------------
                                10   SHARED DISPOSITIVE POWER
                                     None
-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   39,399,081   (See Item 5)
-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  69.8%
-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
                  CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  -----------------------
CUSIP No. 57383M-10-8             SCHEDULE 13D                Page 5 of 13 Pages
-----------------------                                  -----------------------



-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   The Laura & Isaac Perlmutter Foundation Inc.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) /X/
                                                                  (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*
                             OO

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) or 2(e)
                                                                          / /
-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Florida
-------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING
PERSON WITH                     7    SOLE VOTING POWER
                                     None
                                -----------------------------------------------
                                8    SHARED VOTING POWER
                                     39,399,081   (See Item 5)
                                -----------------------------------------------
                                9    SOLE DISPOSITIVE POWER
                                     250,000
                                -----------------------------------------------
                                10   SHARED DISPOSITIVE POWER
                                     None
-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   39,399,081   (See Item 5)
-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  69.8%
-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
                  CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  -----------------------
CUSIP No. 57383M-10-8             SCHEDULE 13D                Page 6 of 13 Pages
-----------------------                                  -----------------------



-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Isaac Perlmutter

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) /X/
                                                                  (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*
                             OO

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) or 2(e)
                                                                          / /
-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
-------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING
PERSON WITH                     7    SOLE VOTING POWER
                                     None
                                -----------------------------------------------
                                8    SHARED VOTING POWER
                                     39,399,081   (See Item 5)
                                -----------------------------------------------
                                9    SOLE DISPOSITIVE POWER
                                     24,403,819
                                -----------------------------------------------
                                10   SHARED DISPOSITIVE POWER
                                     None
-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   39,399,081   (See Item 5)
-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  69.8%
-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
                  CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  -----------------------
CUSIP No. 57383M-10-8             SCHEDULE 13D                Page 7 of 13 Pages
-----------------------                                  -----------------------



-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Biobright Corporation

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) /X/
                                                                  (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*
                             OO

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) or 2(e)
                                                                          / /
-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING
PERSON WITH                     7    SOLE VOTING POWER
                                     None
                                -----------------------------------------------
                                8    SHARED VOTING POWER
                                     39,399,081   (See Item 5)
                                -----------------------------------------------
                                9    SOLE DISPOSITIVE POWER
                                     316,631
                                -----------------------------------------------
                                10   SHARED DISPOSITIVE POWER
                                     None
-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   39,399,081   (See Item 5)
-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  69.8%
-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
                  CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  -----------------------
CUSIP No. 57383M-10-8             SCHEDULE 13D                Page 8 of 13 Pages
-----------------------                                  -----------------------



-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Classic Heroes, Inc.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) /X/
                                                                  (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*
                             OO

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) or 2(e)
                                                                          / /
-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING
PERSON WITH                     7    SOLE VOTING POWER
                                     None
                                -----------------------------------------------
                                8    SHARED VOTING POWER
                                     39,399,081   (See Item 5)
                                -----------------------------------------------
                                9    SOLE DISPOSITIVE POWER
                                     316,631
                                -----------------------------------------------
                                10   SHARED DISPOSITIVE POWER
                                     None
-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   39,399,081   (See Item 5)
-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  69.8%
-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
                  CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  -----------------------
CUSIP No. 57383M-10-8             SCHEDULE 13D                Page 9 of 13 Pages
-----------------------                                  -----------------------



-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Tangible Media, Inc.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) /X/
                                                                  (b) / /
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*
                             OO

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) or 2(e)
                                                                          / /
-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING
PERSON WITH                     7    SOLE VOTING POWER
                                     None
                                -----------------------------------------------
                                8    SHARED VOTING POWER
                                     39,399,081   (See Item 5)
                                -----------------------------------------------
                                9    SOLE DISPOSITIVE POWER
                                     400,000
                                -----------------------------------------------
                                10   SHARED DISPOSITIVE POWER
                                     None
-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   39,399,081   (See Item 5)
-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  69.8%
-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
                  CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                  -----------------------
CUSIP No. 57383M-10-8             SCHEDULE 13D               Page 10 of 13 Pages
-----------------------                                  -----------------------



           This Amendment No. 5 to Schedule 13D amends and supplements the original Schedule 13D and Amendments No. 1, No. 2, No. 3 and No. 4 thereto, dated October 13, 1998, October 20, 1998, December 21, 1998, November 2, 1999, and December 5, 2001, respectively, which were filed with the Securities and Exchange Commission (the "Commission") on October 13, 1998, October 21, 1998, December 22, 1998 and November 4, 1999, respectively, on behalf of (1) Zib Inc., a Delaware corporation, (2) the Isaac Perlmutter T.A., a Florida trust, (3) Object Trading Corp., a Delaware corporation, (4) the Laura & Isaac Perlmutter Foundation Inc., a Florida not-for-profit corporation, (5) Isaac Perlmutter, (6) Biobright Corporation, a Delaware corporation, and (7) Classic Heroes, Inc., a Delaware corporation, with respect to the ownership of Common Stock of Marvel Enterprises, Inc. (the "Company"). Each capitalized term not defined in this amendment has the same meaning here as in the original 13D.



Item 4.

Item 4(a) is hereby amended and supplemented by adding the following:

                  The Nonqualified Stock Option Agreement dated as of November 30, 2001 by and between the Company and Isaac Perlmutter (the "Option Agreement") incorrectly fixed the exercise price of the 3,950,000 stock options (the "Options") granted thereby as $3.30 per share. The Company and Mr. Perlmutter are parties to an Amendment to Nonqualified Stock Option Agreement dated as of March 11, 2002 (the "Amendment") which correctly fixes the exercise price of the Options at $3.62 per share, which was the fair market value of the shares on the date the Option Agreement was signed.

                  On January 31, 2002, the Company's stockholders approved (i) the issuance of the Options to Mr. Perlmutter and (ii) the issuance of warrants to Mr. Perlmutter entitling him to purchase up to 5,000,000 shares of the Company's Common Stock, as described in Amendment No. 4 to this Schedule 13D.

                  The foregoing does not purport to be a complete description of the terms of the Amendment and is qualified in its entirety by reference to
Exhibit 11 hereof, which is incorporated herein be reference.


Item 5.           Interest in Securities of the Issuer.

Item 5 is hereby amended and supplemented by adding the following:

                  (a) As of March 11, 2002, the Reporting Persons may be deemed to beneficially own, to the best of their knowledge, an aggregate of 39,399,081 shares of Common Stock, representing approximately 69.8% of the outstanding shares of Common Stock. The Reporting Persons are the direct owners of an aggregate of 10,008,500 shares of Common Stock, or 28.8% of the outstanding shares of Common Stock; 5,601,847 shares of 8% Preferred Stock, or 26.9% of the outstanding shares of 8% Preferred Stock; and, on an as-converted basis (assuming the conversion of all convertible securities held by the Reporting Persons only), 24,403,819 shares of Common Stock, or 49.6% of the outstanding shares of Common Stock.



Item 7.    Material to Be Filed as Exhibits.

Item 7 is hereby amended and supplemented by adding the following:

[11]          --           Amendment to Nonqualified Stock Option Agreement,
                           dated as of March 11, 2002

-----------------------                                  -----------------------
CUSIP No. 57383M-10-8             SCHEDULE 13D               Page 11 of 13 Pages
-----------------------                                  -----------------------



                           by and between the Company and Isaac Perlmutter.

-----------------------                                  -----------------------
CUSIP No. 57383M-10-8             SCHEDULE 13D               Page 12 of 13 Pages
-----------------------                                  -----------------------



                                    SIGNATURE

     After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:    March 14, 2002


                                       ZIB INC.



                                       By: /s/ Isaac Perlmutter
                                           ---------------------
                                           Name: Isaac Perlmutter
                                           Title: President



                                       ISAAC PERLMUTTER T.A.



                                       By: /s/ Isaac Perlmutter
                                           ---------------------
                                           Isaac Perlmutter, Trustee
                                           Title: President



                                       OBJECT TRADING CORP.



                                       By: /s/ Isaac Perlmutter
                                           ---------------------
                                           Name: Isaac Perlmutter
                                           Title: President



                                       LAURA & ISAAC PERLMUTTER FOUNDATION, INC.



                                       By: /s/ Isaac Perlmutter
                                           ---------------------
                                           Name: Isaac Perlmutter
                                           Title: President





                                         /s/ Isaac Perlmutter
                                       -------------------------
                                             Isaac Perlmutter



                                       BIOBRIGHT CORPORATION



                                       By: /s/ Isaac Perlmutter
                                           ---------------------
                                           Name: Isaac Perlmutter
                                           Title: President

-----------------------                                  -----------------------
CUSIP No. 57383M-10-8             SCHEDULE 13D               Page 13 of 13 Pages
-----------------------                                  -----------------------



                                       CLASSIC HEROES, INC.



                                       By: /s/ Isaac Perlmutter
                                           ---------------------
                                           Name: Isaac Perlmutter
                                           Title: President



                                       TANGIBLE MEDIA, INC.



                                       By: /s/ Isaac Perlmutter
                                           ---------------------
                                           Name: Isaac Perlmutter
                                           Title: President